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                                                                      EXHIBIT 12

                  GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1995          1994          1993
                                                              ---------     ---------     --------
                                                                     (DOLLARS IN MILLIONS)
Income before cumulative effect of accounting change.......   $ 6,932.5     $ 5,658.7     $2,465.8
United States, foreign, and other income taxes.............     2,843.8       2,694.6        109.5
Equity in (income) losses of associates....................      (187.5)        (21.7)        18.1
Cash dividends received from associates....................        16.2          10.0          5.0
Amortization of capitalized interest.......................        50.9          50.0         54.7
                                                              ---------     ---------     --------
Income before income taxes, undistributed (income) losses
  of associates, and amortization of capitalized
  interest.................................................     9,655.9       8,391.6      2,653.1
                                                              ---------     ---------     --------
Fixed charges included in net income
  Interest and related charges on debt.....................     5,678.3       5,035.7      5,552.0
  Portion of rentals deemed to be interest.................       586.2         465.1        459.4
                                                              ---------     ---------     --------
     Total fixed charges included in net income............     6,264.5       5,500.8      6,011.4
                                                              ---------     ---------     --------
Earnings available for fixed charges.......................   $15,920.4     $13,892.4     $8,664.5
                                                              =========     =========     ========
Fixed charges
  Fixed charges included in net income.....................   $ 6,264.5     $ 5,500.8     $6,011.4
  Interest capitalized in the period.......................        49.8          33.9         44.1
                                                              ---------     ---------     --------
     Total fixed charges...................................   $ 6,314.3     $ 5,534.7     $6,055.5
                                                              =========     =========     ========
Ratios of earnings to fixed charges........................        2.52          2.51         1.43
                                                                   ====          ====         ====
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